ABERCROMBIE & FITCH CO. REPORTS FIRST QUARTER RESULTS

Achieves best first quarter operating income since 2008; Net income per diluted share of $0.64 reflects ongoing digital sales strength, gross profit rate expansion and tight expense controls

New Albany, Ohio, May 26, 2021: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the first quarter ended May 1, 2021. These compare to results for the first quarter ended May 2, 2020. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “2021 is off to a strong start. We built on the significant progress we made in 2020, registering our best first quarter operating income since 2008. The first quarter is evidence that our shift to a digitally-led global business model is working. Total net sales grew 61% year-over-year, with digital sales up 45% to 52% of total sales. Inventories remained tightly controlled and product resonated with both new and existing customers, fueling improved price realization and benefiting gross margin rate, which expanded by 900 basis points. We remained focused on funding key investments in customer-facing initiatives and delivered significant first quarter operating leverage.”

“Results were well-ahead of first quarter 2019 pre-COVID levels, with net sales 6% higher, including up 18% in our largest market, the U.S., gross margin expansion of 290 basis points and operating margin increasing 1,100 basis points. Sales growth was achieved despite the reduction of 1.3 million gross square feet of store space, or 20%, compared to the first quarter of 2019.”

“Momentum has continued into the second quarter across brands, and early reaction to our newest member of the A&F Co. family, Social Tourist, has been amazing. Our solid foundation and strong liquidity position enables us to be on the offense. We remain focused on profitable topline growth, our ongoing digital evolution and our growth vehicles, including Gilly Hicks, and are committed to thoughtful expense management and global square footage optimization. Although the global landscape remains uncertain, I am excited about the future and more confident than ever in our ability to drive sustainable, long-term operating margin expansion.”

Details related to net income (loss) per diluted share for the first quarter are as follows:

	2021	2020 (1)
GAAP	$0.64	$(3.90)
Excluded items, net of tax effect (2)	(0.03)	(0.62)
Adjusted non-GAAP	$0.67	$(3.29)
Impact from changes in foreign currency exchange rates (3)	—	(0.01)
Adjusted non-GAAP constant currency	$0.67	$(3.30)
(1)Net loss per diluted share for the first quarter of fiscal 2020 reflects adverse tax impacts of $90.9 million, or $1.45 per diluted share, related to valuation allowances on deferred tax assets and other tax charges.
(2)Excluded items consist of pre-tax store asset impairment charges and the tax effect of pre-tax excluded items.
(3)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the first quarter ended May 1, 2021 as compared to the first quarter ended May 2, 2020:
•Net sales of $781 million, up 61% as compared to last year and up 6% as compared to pre-COVID 2019 first quarter net sales.
•Digital net sales increased 45% to $403 million reflecting robust growth in every month of the quarter.
•Gross profit rate improved 900 basis points to 63.4% driven by higher average unit retail on lower promotions.
•Operating expense, excluding other operating (income) loss, net, was down 7% and up 2% as compared to last year on a reported and adjusted non-GAAP basis, respectively, reflecting a decrease in store occupancy and increases in payroll and customer-facing expenses. Operating expense as a percentage of sales decreased to 56.2% and 55.9% from 97.4% and 88.6% on a reported and adjusted non-GAAP basis, respectively.
•     Operating income of $57 million and $60 million on a reported and adjusted non-GAAP basis, respectively, as compared to operating loss of $209 million and $166 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share of $0.64 and $0.67 on a reported and adjusted non-GAAP basis, respectively, as compared to net loss per diluted share last year of $3.90 and $3.29 on a reported and adjusted non-GAAP basis, respectively.

Net Sales
Net sales by brand and region for the first quarter are as follows:

(in thousands)	2021	2020	% Change
Net sales by brand:
Hollister (1)	$442,408	$273,012	62%
Abercrombie (2)	338,997	212,347	60%
Total company	$781,405	$485,359	61%

Net sales by region:	2021	2020	% Change
United States	$553,846	$322,862	72%
EMEA	159,002	112,654	41%
APAC	46,046	32,335	42%
Other	22,511	17,508	29%
International	$227,559	$162,497	40%
Total company	$781,405	$485,359	61%
(1)    Hollister includes the Hollister and Gilly Hicks brands.
(2)    Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Financial Position and Liquidity
As of May 1, 2021 the company had:
•Cash and equivalents of $0.9 billion. This compares to cash and equivalents of $1.1 billion and $0.7 billion as of January 30, 2021 and May 2, 2020, respectively.
•Inventories of $389 million, down 9% as compared to May 2, 2020.
•Long-term gross borrowings under the company’s senior secured notes of $350 million (the “Senior Secured Notes”) which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $223 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.1 billion. This compares to liquidity of $1.3 billion and $0.8 billion as of January 30, 2021 and May 2, 2020, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended May 1, 2021 are as follows:
•Net cash used for operating activities of $131 million.
•Net cash used for investing activities of $14 million. The company expects capital expenditures for fiscal 2021 to be approximately $100 million as compared to $102 million of capital expenditures in fiscal 2020.
•Net cash used for financing activities of $53 million.

The company has returned $35 million to shareholders during the year-to-date period ended May 1, 2021 through share repurchases. As of May 1, 2021, the Company had the authority to repurchase approximately 8.9 million shares as a part of the A&F Board of Directors’ previously approved February 2021 share repurchase authorization. The timing and amount of repurchases will depend on various factors, including market and business conditions.

In addition, during the first quarter of fiscal 2021, the company finalized an agreement with and paid its landlord partner to settle all remaining obligations related to the SoHo Hollister flagship store in New York City, which closed during the second quarter of fiscal 2019. Prior to this new agreement, the company was required to make payments in aggregate of $80 million pursuant to the lease agreements through fiscal 2028. The new agreement resulted in an acceleration of payments and provided for a discount resulting in a cash outflow of $64 million during the first quarter to settle all remaining obligations. This strategic use of excess cash reduces the company’s operating lease liabilities by $65 million and eliminates future interest expense related to this obligation.

Depreciation and amortization was $38 million for the year-to-date period ended May 1, 2021.

Flagship Store Update
As part of its ongoing global store network optimization initiative and stated goal of repositioning from larger format, tourist-dependent flagship locations to smaller, omni-enabled stores that cater to local customers, the company closed its Abercrombie & Fitch brand Orchard Road Singapore flagship location during the first quarter of fiscal 2021. This leaves the company with six operating flagships at the end of the first quarter of fiscal 2021, down from seven at the beginning of the year and 15 at the beginning of fiscal 2020.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 3919672 or through corporate.abercrombie.com. A presentation of first quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, in some cases have affected, and in the future could affect, A&F’s financial performance and could cause actual results for fiscal 2021 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: COVID‐19 has and may continue to materially adversely impact and cause disruption to our business; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits could have a material adverse impact on our business; failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately could have a material adverse impact on our business; our failure to operate effectively in a highly competitive and constantly evolving industry could have a material adverse impact on our business; fluctuations in foreign currency exchange rates could have a material adverse impact on our business; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience could have a material adverse impact on our business; the impact of extreme weather, infectious disease outbreaks, including COVID-19, and other unexpected events could result in an interruption to our business, as well as to the operations of our third-party partners, and have a material adverse impact on our business; failure to successfully develop an omnichannel shopping experience, a significant component of our growth strategy, or failure to successfully invest in customer, digital and omnichannel initiatives could have a material adverse impact on our business; our failure to optimize our global store network could have a material adverse impact on our business; our failure to execute our international growth strategy successfully and inability to conduct business in international markets as a result of legal, tax, regulatory, political and economic risks could have a material adverse impact on our business; our failure to appropriately address emerging environmental, social and governance matters could have a material adverse impact on our reputation and, as a result, our business; failure to protect our reputation could have a material adverse impact on our business; if our information technology systems are disrupted or cease to operate effectively, it could have a material adverse impact on our business; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that could have a material adverse impact on our business; our reliance on our distribution centers makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could have a material adverse impact on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could have a material adverse impact on our business; we rely on the experience and skills of our executive officers and associates, and the failure to attract or retain this talent, effectively manage succession, and establish a diverse workforce could have a material adverse impact on our business; we identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate our material weaknesses, or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations could have a material adverse impact on our business; our litigation exposure, or any securities litigation and shareholder activism, could have a material adverse impact on our business; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets which could have a material adverse impact on our business; changes in the regulatory or compliance landscape could have a material adverse impact on our business; and the agreements related to our senior secured asset-based revolving credit facility and our senior secured notes include restrictive covenants that limit our flexibility in operating our business and our inability to obtain credit on reasonable terms in the future could have an adverse impact on our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for men, women and kids through five brands. Abercrombie & Fitch believes that every day should feel as exceptional as the start of the long weekend. Since 1892, the brand has been a specialty retailer of quality apparel, outerwear and fragrance - designed to inspire our global customers to feel confident, be comfortable and face their Fierce. The quintessential retail brand of the global teen consumer, Hollister Co. believes in liberating the spirit of an endless summer inside everyone. At Hollister, summer isn’t just a season, it’s a state of mind. Hollister creates carefree style designed to make all teens feel celebrated and comfortable in their own skin, so they can live in a summer mindset all year long, whatever the season. A global specialty retailer of quality, comfortable, made-to-play favorites, abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better everything. Hollister also carries an intimates brand, Gilly Hicks by Hollister, which offers intimates, loungewear and sleepwear. Its products are designed to invite everyone to embrace who they are underneath it all. Social Tourist is the creative vision of Hollister, the teen brand liberating the spirit of an endless summer, and social media personalities Dixie and Charli D’Amelio. The lifestyle brand creates trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates approximately 730 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com, and www.socialtourist.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Mackenzie Gusweiler
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 1, 2021	% of Net Sales	May 2, 2020	% of Net Sales
Net sales	$781,405	100.0%	$485,359	100.0%
Cost of sales, exclusive of depreciation and amortization	286,271	36.6%	221,214	45.6%
Gross profit	495,134	63.4%	264,145	54.4%
Stores and distribution expense	316,608	40.5%	322,124	66.4%
Marketing, general and administrative expense	120,947	15.5%	108,257	22.3%
Flagship store exit benefits	(1,100)	(0.1)%	(543)	(0.1)%
Asset impairment, exclusive of flagship store exit charges	2,664	0.3%	42,928	8.8%
Other operating (income) loss, net	(1,418)	(0.2)%	506	0.1%
Operating income (loss)	57,433	7.3%	(209,127)	(43.1)%
Interest expense, net	8,606	1.1%	3,371	0.7%
Income (loss) before income taxes	48,827	6.2%	(212,498)	(43.8)%
Income tax expense	6,121	0.8%	31,533	6.5%
Net income (loss)	42,706	5.5%	(244,031)	(50.3)%
Less: Net income attributable to noncontrolling interests	938	0.1%	117	0.0%
Net income (loss) attributable to Abercrombie & Fitch Co.	$41,768	5.3%	$(244,148)	(50.3)%

Net income (loss) per share attributable to Abercrombie & Fitch Co.:
Basic	$0.67		$(3.90)
Diluted	$0.64		$(3.90)

Weighted-average shares outstanding:
Basic	62,380		62,541
Diluted	65,305		62,541

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges primarily attributable to the COVID-19 pandemic or related to the company’s flagship stores, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation. In light of store closures related to COVID-19, the Company has not disclosed comparable sales for Fiscal 2021.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended May 1, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$2,664	$2,664	$—
Operating income	57,433	(2,664)	60,097
Income before income taxes	48,827	(2,664)	51,491
Income tax expense (3)	6,121	(449)	6,570
Net income attributable to Abercrombie & Fitch Co.	$41,768	$(2,215)	$43,983

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.64	$(0.03)	$0.67
Diluted weighted-average shares outstanding:	65,305		65,305
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $2.7 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended May 2, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$42,928	$42,928	$—
Operating loss	(209,127)	(42,928)	(166,199)
Loss before income taxes	(212,498)	(42,928)	(169,570)
Income tax expense (3)	31,533	(4,432)	35,965
Net loss attributable to Abercrombie & Fitch Co.	$(244,148)	$(38,496)	$(205,652)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(3.90)	$(0.62)	$(3.29)
Diluted weighted-average shares outstanding:	62,541		62,541
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $42.9 million, which are principally the result of the impact of COVID-19 on store cash flows.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended May 1, 2021
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2021	2020	% Change
Net sales
GAAP (1)	$781,405	$485,359	61%
Impact from changes in foreign currency exchange rates (2)	—	12,273	(4)%
Net sales on a constant currency basis	$781,405	$497,632	57%

Gross profit	2021	2020	BPS Change (3)
GAAP (1)	$495,134	$264,145	900
Impact from changes in foreign currency exchange rates (2)	—	7,384	(20)
Gross profit on a constant currency basis	$495,134	$271,529	880

Operating income (loss)	2021	2020	BPS Change (3)
GAAP (1)	$57,433	$(209,127)	5,040
Excluded items (4)	(2,664)	(42,928)	850
Adjusted non-GAAP	$60,097	$(166,199)	4,190
Impact from changes in foreign currency exchange rates (2)	—	(900)	(60)
Adjusted non-GAAP constant currency basis	$60,097	$(167,099)	4,130

Net income (loss) per diluted share attributable to Abercrombie & Fitch Co.	2021	2020	$ Change
GAAP (1)	$0.64	$(3.90)	$4.54
Excluded items, net of tax (4)	(0.03)	(0.62)	0.59
Adjusted non-GAAP	$0.67	$(3.29)	$3.96
Impact from changes in foreign currency exchange rates (2)	—	(0.01)	0.01
Adjusted non-GAAP constant currency basis	$0.67	$(3.30)	$3.97

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of pre-tax store asset impairment charges of $2.7 million and $42.9 million for the current year and prior year, respectively.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 1, 2021	January 30, 2021	May 2, 2020
Assets
Current assets:
Cash and equivalents	$909,008	$1,104,862	$703,989
Receivables	107,821	83,857	88,639
Inventories	388,633	404,053	426,594
Other current assets	78,727	68,857	67,412
Total current assets	1,484,189	1,661,629	1,286,634
Property and equipment, net	533,773	550,587	654,784
Operating lease right-of-use assets	839,003	893,989	1,133,618
Other assets	213,585	208,697	216,795
Total assets	$3,070,550	$3,314,902	$3,291,831

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$236,667	$289,396	$162,747
Accrued expenses	321,906	396,365	285,799
Short-term portion of operating lease liabilities	231,750	248,846	307,173
Short-term portion of borrowings	—	—	210,000
Income taxes payable	26,672	24,792	8,232
Total current liabilities	816,995	959,399	973,951
Long-term liabilities:
Long-term portion of operating lease liabilities	$844,401	$957,588	$1,184,448
Long-term borrowings, net	344,278	343,910	232,178
Other liabilities	114,926	104,693	103,188
Total long-term liabilities	1,303,605	1,406,191	1,519,814
Total Abercrombie & Fitch Co. stockholders’ equity	941,174	936,628	790,239
Noncontrolling interests	8,776	12,684	7,827
Total stockholders’ equity	949,950	949,312	798,066
Total liabilities and stockholders’ equity	$3,070,550	$3,314,902	$3,291,831

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Operating activities
Net cash used for operating activities	$(131,350)	$(140,776)

Investing activities
Purchases of property and equipment	$(14,404)	$(46,990)
Withdrawal of funds from Rabbi Trust assets (1)	—	50,000
Net cash (used for) provided by investing activities	$(14,404)	$3,010

Financing activities
Proceeds from borrowings under the asset-based senior secured credit facility	—	210,000
Payment of debt issuance or modification costs and fees	(1,490)	—
Purchases of common stock	(35,249)	(15,172)
Dividends paid	—	(12,556)
Other financing activities	(16,452)	(10,604)
Net cash (used for) provided by financing activities	$(53,191)	$171,668

Effect of foreign currency exchange rates on cash	$(1,021)	$(3,891)
Net (decrease) increase in cash and equivalents, and restricted cash and equivalents	$(199,966)	$30,011
Cash and equivalents, and restricted cash and equivalents, beginning of period	$1,124,157	$692,264
Cash and equivalents, and restricted cash and equivalents, end of period	$924,191	$722,275
(1)As disclosed in the Form 10-K for the year ended January 30, 2021, during the fourth quarter ended January 30, 2021, an error relating to the cash flow presentation of the $50 million withdrawal of the excess funds from the company’s Rabbi Trust assets was identified. The cash flows presented for the year-to-date periods ended May 2, 2020, August 1, 2020, and October 31, 2020 incorrectly classified such withdrawal as a cash inflow from operating activities, rather than a cash inflow from investing activities. This cash flow statement reflects the correct classification.

Abercrombie & Fitch Co.
Store Count

	Thirteen Weeks Ended May 1, 2021
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
January 30, 2021	347	150	190	48	537	198	735
New	2	1	—	1	2	2	4
Permanently closed	—	(1)	(6)	(1)	(6)	(2)	(8)
May 1, 2021	349	150	184	48	533	198	731
(1)Hollister includes the company’s Hollister and Gilly Hicks brands. Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes 10 international franchise stores as of May 1, 2021 and 9 international franchise stores as of January 30, 2021. Excludes 12 Company-operated temporary stores as of each of May 1, 2021 and January 30, 2021.
(2)Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes 12 international franchise stores as of May 1, 2021 and 10 international franchise stores as of January 30, 2021. Excludes four and two Company-operated temporary stores as of May 1, 2021 and January 30, 2021 respectively.
(3)This store count excludes one international third-party operated multi-brand outlet store as of each of May 1, 2021 and January 30, 2021.